Exhibit 99.1
NEWS RELEASE

CONTACT
Al Galgano
+1 (952) 567-0295
Al.galgano@spok.com

Spok Appoints Bobbie Byrne, M.D. to Board of Directors
Industry Veteran Has Substantial Experience in Healthcare IT

SPRINGFIELD, Va. (January 21, 2020) - Spok Holdings, Inc. (NASDAQ: SPOK), a global leader in healthcare communications, today announced that effective immediately, it has appointed Dr. Bobbie Byrne, Chief Information Officer at Advocate Aurora Health, to its Board of Directors. Illinois-based Advocate Aurora Health is a twenty-eight-hospital system serving both Illinois and Wisconsin. At Advocate Aurora Health, Dr. Byrne is responsible for all information technology applications, information security, infrastructure, clinical informatics, data warehousing and business intelligence across the entire system. She has led all technical initiatives around the merger between Advocate and Aurora, including a single patient record and system integration.

“We are excited to have Bobbie join our board,” said Vincent D. Kelly, chief executive officer. “She is a leader in Healthcare IT and will make meaningful and immediate contributions as we continue to introduce our new, innovative, cloud-native and integrated communication platform, Spok Go®. Bobbie understands our value proposition, market and customers, and will have invaluable insights as we develop our software as a service (SaaS) platform to drive and extend Spok’s market leadership.”

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Kelly also announced that Dr. Byrne will serve on the newly formed Cybersecurity Committee of the Board of Directors. The primary duties of the Cybersecurity Committee will be to enhance the board’s understanding and oversight of the policies, controls and procedures that Spok management has put in place to identify, manage and mitigate risks related to cybersecurity, privacy and disaster recovery. The committee will be chaired by current Director Stacia A. Hylton. Dr. Byrne will serve on this committee with current Director N. Blair Butterfield.

“I believe that Spok’s strategy is exactly aligned with the needs of healthcare organizations and I am excited to help the company achieve its full potential,” said Dr. Byrne. “For two decades I have assisted leading healthcare organizations implement technology solutions to improve patient care, efficiency and privacy. I believe I can assist Spok in capturing the large market opportunity to deliver clinical information to care teams when and where it matters most to improve patient outcomes.”

Dr. Byrne began her career in pediatrics and holds a master's degree in business administration. Before joining Illinois-based Advocate, Dr. Byrne was executive vice president of consumer-driven health and chief medical and quality officer for Edward-Elmhurst Health, a three-hospital system in the Chicago suburbs. There she had responsibility for quality and safety, clinical research, information technology and patient experience. Dr. Byrne had previously served as Chief Information Officer there, overseeing the Epic and Lawson implementations throughout the system. During Dr. Byrne's tenure, Edward-Elmhurst Health hospitals were named to Hospital & Health Networks' list of the Most Wired Hospitals & Health Systems from 2013 through 2017. Dr. Byrne was also named to Becker's Hospital Review's 2016 list of 130 women hospital and health system leaders to know,

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and Becker’s 2015 lists of 24 female hospital and health systems CIOs to know; 100 hospital and health systems CIOs to know; and 10 physician CIOs to know. In 2015, Dr. Byrne was named by HealthData Management Magazine as a recipient of its inaugural Women in Healthcare IT and as one of its 50 Top Healthcare IT Experts. Dr. Byrne is board certified in pediatrics and clinical informatics. Dr. Byrne has also been Senior Vice President Clinical Solutions for Eclipsys Corporation (now Allscripts), an enterprise software development company. She was also a healthcare consultant at Cap Gemini Ernst and Young.

Dr. Byrne completed medical school at Northwestern University and pediatrics residency at Children’s Memorial Medical Center in Chicago. She also practiced at Northwestern Memorial Hospital and North Shore University Healthcare. She received her MBA from the Kellogg Graduate School of Management. Dr. Byrne completed her BA at Northwestern University. She is active in the informatics work of the American Academy of Pediatrics, having served on the organization’s Physician Advisory Council for Informatics. She is board certified in both Pediatrics and Clinical Informatics.

The Board has retained Korn Ferry, a nationally recognized search firm, to help identify Board candidates with relevant business and development experience as the Company launches its latest software offering for critical health care communications, Spok Go®.
About Spok
Spok Holdings, Inc. (NASDAQ: SPOK), headquartered in Springfield, Virginia, is proud to be a global leader in healthcare communications. We deliver clinical information to care teams when and where it matters most to improve patient outcomes. Top hospitals rely on the Spok Care Connect® platform to enhance workflows for clinicians, support administrative compliance, and provide a better experience for patients. Our customers send

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over 100 million messages each month through their Spok® solutions. Spok is making care collaboration easier. For more information, visit spok.com or follow @spoktweets on Twitter.
Spok is a trademark of Spok Holdings, Inc. Spok Care Connect and Spok Mobile are trademarks of Spok, Inc.

Safe Harbor Statement under the Private Securities Litigation Reform Act: Statements contained herein or in prior press releases which are not historical fact, such as statements regarding Spok’s future operating and financial performance, are forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties that may cause Spok’s actual results to be materially different from the future results expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expectations include, but are not limited to, declining demand for paging products and services, continued demand for our software products and services, our ability to develop additional software solutions for our customers and manage our development as a global organization, the ability to manage operating expenses, particularly third party consulting services and research and development costs, future capital needs, competitive pricing pressures, competition from traditional paging services, other wireless communications services and other software providers, many of which are substantially larger and have much greater financial and human capital resources, changes in customer purchasing priorities or capital expenditures, government regulation of our products and services and the healthcare and health insurance industries, reliance upon third-party providers for certain equipment and services, unauthorized breaches or failures in cybersecurity measures adopted by us and/or included in our products and services, the effects of changes in accounting policies or practices, as well as other risks described from time to time in our periodic reports and other filings with the Securities and Exchange Commission. Although Spok believes the expectations reflected in the forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Spok disclaims any intent or obligation to update any forward-looking statements.

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